SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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Soyodo Group Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

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SOYODO GROUP HOLDINGS, INC.
Unit 2, 15 Fl., 83, Nankan Rd. Sec. 1,
Luchu Taoyuan County
Taiwan

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holders of more than a majority of the outstanding common stock of Soyodo Group Holdings, Inc., a Delaware corporation (the "Company"), have approved the following actions without a meeting of stockholders in accordance with Section 228 of the Delaware General Corporation Law:

The approval of an amendment to the certificate of incorporation effectuating a three for one reverse stock split; and

effectuate a migratory merger of the Company from Delaware to Nevada.

The actions will become effective on the 20 th day after the definitive Information Statement is mailed to our stockholders.

The enclosed information statement contains information pertaining to the matters acted upon.

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By order of the Board of Directors

/s/ Sheng-Peir Yang
Secretary

March 24, 2008

SOYODO GROUP HOLDINGS, INC.
Unit 2, 15 Fl., 83, Nankan Rd. Sec. 1,
Luchu Taoyuan County
Taiwan

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this information statement. We are mailing this information statement to our stockholders on or about March 24, 2008.

What action was taken by written consent?

We obtained stockholder consent for an amendment to our certificate of incorporation effectuating a three for one reverse stock split and to effectuate a migratory merger of the Company from Delaware to Nevada.;

How many shares of common stock were outstanding on March 5, 2008?

On March 5, 2008, the date we received the consent of the holders of more than a majority of the outstanding shares, there were 90,195,000 shares of common stock outstanding.

What vote was obtained to approve the restated certificate of incorporation described in this information statement?

We obtained the approval of the holders of more than 50% of our outstanding shares of common stock that were entitled to give such consent. Our chief executive officer, Sheng-Peir Yang, owns 55,347,48 shares, or approximately 61.3% of our outstanding common stock.

Who is paying the cost of this information statement?

We will pay for preparing, printing and mailing this information statement.

AMENDMENT TO THE ARTICLES OF INCORPORATION

THREE FOR ONE REVERSE SPLIT

On March 5, 2008, the majority stockholders of the Company authorized and approved an amendment to our Certificate of Incorporation to effect a reverse stock split pursuant to which 90,195,000 currently outstanding shares of Common Stock (the "Old Shares") would be automatically converted into 30,065,000 shares of common stock (the "New Shares"). The text of the form of amendment to our Certificate of Incorporation is attached to this information statement as Exhibit A.   The reason for the reverse stock split is to increase the per share stock price. The Company believes that if it is successful in maintaining a higher stock price, the stock will generate greater interest among professional investors and institutions. If the Company is successful in generating interest among such entities, it is anticipated that the shares of its common stock would have greater liquidity and a stronger investor base. No assurance can be given, however, that the market price of the New Shares will rise in proportion to the reduction in the number of outstanding shares resulting from the reverse stock split. The New Shares issued pursuant to the reverse stock split will be fully paid and non-assessable. All New Shares will have the same par value, voting rights and other rights as Old Shares. Stockholders of the Company do not have preemptive rights to acquire additional shares of common stock, which may be issued.

The one for three reverse stock split is being effectuated by reducing the number of issued and outstanding shares at the ratio of 3 for 1. The authorized number of shares of common stock shall not be impacted by the reverse stock split. Accordingly, as a result of the reverse stock split, the Company will have 89,935,999 authorized, but unissued shares, which shares may be issued in connection with acquisitions or subsequent financings. There can be no assurance that the Company will be successful in making any such acquisitions or obtaining any such financings. In addition, the reverse stock split has potentially dilutive effects on each of the shareholders. Each of the shareholders may be diluted to the extent that any of the authorized but unissued shares are subsequently issued.

The reverse stock split will not alter any shareholder's percentage interest in the Company's equity, except to the extent that the reverse stock split results in any of the Company's shareholders owning a fractional share. No fractional shares shall be issued. Any shareholder who beneficially owns a fractional share of the Company's common stock after the reverse stock split, will receive a cash payment in lieu of such fractional share. The principal effects of the reverse stock split will be that the number of shares of Common Stock issued and outstanding will be reduced from 90,195,000 to approximately 30,065,000. The reverse stock split will become effective at 5:00 p.m. Eastern Standard time on the day of the filing of the amendment to the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware

In addition, commencing with the effective date of the reverse stock split, all outstanding options entitling the holders thereof to purchase shares of the Company's common stock will entitle such holders to receive, upon exercise of their options, one-third of the number of shares of the Company's common stock which such holders may purchase upon exercise of their options. In addition, commencing on the effective date of the reverse stock split, the exercise price of all outstanding options will be increased by 3.

Under the Delaware General Corporation Law, the state in which the Company is incorporated, the reverse stock split does not require the Company to provide dissenting shareholders with a right of appraisal and the Company will not provide shareholders with such right.

The Company believes that the Federal income tax consequences of the reverse stock split to holders of common stock will be as follows:

(i) Except as explained in (v) below, no income gain or loss will be recognized by a shareholder on the surrender of the current shares or receipt of the certificate representing new post-split shares.

(ii) Except as explained in (v) below, the tax basis of the New Shares will equal the tax basis of the Old Shares exchanged therefor.

(iii) Except as explained in (v) below, the holding period of the New Shares will include the holding period of the Old Shares if such Old Shares were held as capital assets.

(iv) The conversion of the Old Shares into the new shares will produce no taxable income or gain or loss to the Company.

(v) The Federal income tax treatment of the receipt of the additional fractional interest by a shareholder is not clear and may result in tax liability not material in amount in view of the low value of such fractional interest.

The Company's opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

THE ABOVE REFERENCED IS A BRIEF SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE STOCK SPLIT. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO TAXPAYERS WITH SPECIAL TAX STATUS. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE, AND DOES NOT DISCUSS ESTATE, GIFT OR OTHER TAX CONSEQUENCES OTHER THAN INCOME TAX CONSEQUENCES. THE COMPANY ADVISES EACH PARTICIPANT TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE STOCK SPLIT AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.

MERGER OF SOYODO GROUP HOLDINGS, INC. , A DELAWARE CORPORATION,
WITH AND INTO
OMPHALOS, INC., A NEVADA CORPORATION

On March 11, 2008, the Company’s board of directors voted unanimously to approve the Migratory Merger and recommended the Migratory Merger to its stockholders for their approval. OnMarch 11, 2008, a majority of the holders of the Common Stock consented in writing to approve the Migratory Merger. The Migratory Merger will be consummated pursuant to an agreement and plan of merger between Omphalos, Inc. (“New Company”), a copy of which is contained in Exhibit A (the “Agreement and Plan of Merger”). Copies of the certificate of incorporation (“Nevada Certificate”) and bylaws (“Nevada Bylaws”), which will serve as New Company’s certificate of incorporation and bylaws following the Migratory Merger are attached to the Agreement and Plan of Merger. The Agreement and Plan of Merger provides that the Company will merge with and into New Company.

The proposed Migratory Merger will effect a change in the legal domicile of the Company and other changes of a legal nature, the most significant of which are described below. However, the Migratory Merger will not result in any change in the Company’s business, management, location of its principal executive offices, assets, liabilities or net worth (other than as a result of the costs incident to the Migratory Merger, which are immaterial). The Company’s Common Stock will continue to trade without interruption on the Over the Counter Bulletin Board.

Omphalos, Inc. (name of New Company)

New Company, which will be the surviving corporation, will be incorporated under the Nevada Revised Statutes (the “NRS”) exclusively for the purpose of merging with the Company.

New Company is a newly formed corporation with one share of common stock issued and outstanding held by the Company, with only minimal capital. The terms of the Migratory Merger provide that the currently issued one share of common stock of New Company held by the Company will be cancelled. As a result, following the Migratory Merger, the Company’s current stockholders will be the only stockholders of the newly merged corporation.

The articles of incorporation and bylaws of the Company and the certificate of incorporation and bylaws of New Company, a Nevada company, are available for inspection by our stockholders at the Company’s principal offices located at Unit 2, 15 Fl., 83, Nankan Rd. Sec. 1 Luchu Taoyuan County Taiwan, telephone 011-8863-322-9658.

The Agreement and Plan of Merger

The Agreement and Plan of Merger provides that the Company will merge with and into New Company, with New Company being the surviving corporation. New Company will assume all assets and liabilities of the Company.

Filing of the Articles of Merger

The Company intends to file the Certificate of Merger and Articles of Merger with the Secretaries of State of Nevada and Delaware, respectively, when the actions taken by the Company’s board of directors and the consenting stockholders become effective

 Effect of Migratory Merger

Under the Delaware General Corporate Law (“DGCL”) and the NRS, when the Migratory Merger takes effect:

•
Every other entity that is a constituent entity (in this case, the Company, a Delaware corporation) merges into the surviving entity (New Lev) and the separate existence of every entity except the surviving entity ceases;

•	The title to all real estate and other property owned by each merging constituent entity is vested in the surviving entity without reversion or impairment;

•	The surviving entity has all of the liabilities of each other constituent entity;

•
A proceeding pending against any constituent entity may be continued as if the Migratory Merger had not occurred or the surviving entity may be substituted in the proceeding for the entity whose existence has ceased;

•	The certificate of incorporation of the surviving entity are amended to the extent provided in the Agreement and Plan of Merger; and

•
The stockholders’ interests of each constituent entity that are to be converted into stockholders’ interests, obligations or other securities of the surviving or any other entity or into cash or other property are converted, and the former holders of the stockholders’ interests are entitled only to the rights provided in the Certificate of Merger, Articles of Merger or any created pursuant to Sections 92A.300 to 92A.500, inclusive, of the NRS and Section 262 of the DGCL dealing with dissenter’s rights.

On the effective date of the Migratory Merger, the Company will be deemed incorporated under the NRS. Consequently, the Company will be governed by the Nevada Certificate and Nevada Bylaws filed with the Agreement and Plan of Merger.

Dissent Rights of the Company’s Stockholders

Dissenters’ Rights of Appraisal

Under Delaware law, certain stockholders of Soyodo Group Holdings, Inc. have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of the Company instead of the merger consideration. Stockholders of the Company electing to do so must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights of appraisal.

Ensuring perfection of appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. A stockholder’s failure to comply with these procedural rules may result in such stockholder becoming ineligible to pursue appraisal rights.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder of the Company must follow in order to dissent from the merger and obtain payment of the fair value of his or her shares of common stock instead of the merger consideration. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law.

If you were a stockholder of the Company and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the Delaware General Corporation Law. Section 262 requires the following:

You must make a written demand for appraisal: You must deliver a written demand for appraisal to the Company within 20 days after the mailing of this Information Statement.

Stockholders considering seeking appraisal for their shares should note that the fair value of their shares determined under Section 262 of Delaware law could be more, the same, or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The Delaware Court of Chancery may determine the costs of the appraisal proceeding and allocate them among the parties as the court deems equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such determination or assessment, each stockholder bears its own expenses.

Within 120 days after the effective date of the merger, either the Company or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the Delaware Court of Chancery determine the value of the shares of The Knockout Group, Inc. common stock held by all the stockholders who are entitled to appraisal rights. If you intend to exercise your appraisal rights, you should file this petition in the Delaware Court of Chancery. Neither the Company nor the New Company has an obligation to file this petition, and if you do not file this petition within 120 days after the effective date of the merger, you will lose your rights of appraisal. A dissenting stockholder must also serve a copy of the petition on Provident.

If you change your mind and decide you no longer wish to exercise your appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the effective date of the merger. A withdrawal request received more than 60 days after the effective date of the merger is effective only with the written consent of Provident. If you effectively withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement.

If you have complied with the conditions of Section 262, you are entitled to receive a statement from Provident. This statement will set forth the number of shares not voted in favor of the merger agreement and that have demanded appraisal rights and the number of stockholders who own those shares. In order to receive this statement you must send a written request to Provident within 120 days after the effective date of the merger. Provident must mail this statement within ten days after it receives the written request or within ten days after the expiration of the period for the delivery of demands, whichever is later.

If you properly file a petition for appraisal in the Chancery Court and deliver a copy to Provident, Provident will then have 20 days to provide the Chancery Court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with Provident as to the value of their shares. The Registry in the Court of Chancery, if so ordered by the Court of Chancery, will give notice of the time and place fixed for the hearing of such petition to the stockholders on the list. At the hearing, the Chancery Court will determine the stockholders who have complied with Section 262 and are entitled to appraisal rights. The Chancery Court may also require you to submit your stock certificates to the Registry in the Court of Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Chancery Court’s directions, you may be dismissed from the proceeding.

After the Chancery Court determines which stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares of stock that are the subject of the demand for appraisal. To determine the fair value of the shares, the Chancery Court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the Chancery Court determines the fair value of the shares, it will direct Provident to pay that value to the stockholders who have successfully sought appraisal rights. The Chancery Court can also direct Provident to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate. In order to receive payment for your shares under an appraisal procedure, you must surrender your stock certificates to Provident.

If you demand appraisal rights, after the effective date of the merger you will not be entitled:

•	to vote the shares of common stock for which you have demanded appraisal rights for any purpose;

•
to receive payment of dividends or any other distribution with respect to the shares of common stock for which you have demanded appraisal, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective date of the merger; or

•	to receive the payment of the consideration provided for in the merger agreement (unless you properly withdraw your demand for appraisal).

If you do not file a petition for an appraisal within 120 days after the effective date of the merger, your right to an appraisal will terminate. You may withdraw your demand for appraisal and accept the merger consideration by delivering to Provident a written withdrawal of your demand, except that:

•	any attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of Provident; and

•	an appraisal proceeding in the Chancery Court cannot be dismissed unless the Chancery Court approves.

IF YOU FAIL TO COMPLY STRICTLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR APPRAISAL RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO DO SO.

Principal Reasons for the Change of Domicile

The principal reason for the change in domicile is to effect a change in the Company's name. The name will change from "Soyodo Group Holdings, Inc." to “Omphalos, Inc.” The name Omphalos is not currently available in Delaware.

In addiction, the Company’s board of directors also believes that the change of domicile will give the Company a greater measure of flexibility and simplicity in corporate governance than is available under Delaware law and will increase the marketability of the Company's securities.

The State of Nevada is recognized for adopting comprehensive modern and flexible corporate laws which are periodically revised to respond to the changing legal and business needs of corporations. For this reason, many major corporations have initially incorporated in Nevada or have changed their corporate domiciles to Nevada in a manner similar to that proposed by the Company. Consequently, the Nevada judiciary has become particularly familiar with corporate law matters and a substantial body of court decisions has developed construing Nevada law. Nevada corporate law, accordingly, has been, and is likely to continue to be, interpreted in many significant judicial decisions, a fact which may provide greater clarity and predictability with respect to the Company's corporate legal affairs. For these reasons, the Company’s board of directors believes that the Company's business and affairs can be conducted to better advantage if the Company is able to operate under Nevada law. See "Significant Differences between the Corporation Laws of Nevada and Delaware."

Principal Features of the Change of Domicile

The change of domicile will be effected by the merger of the Company, a Delaware corporation, with and into, New Company, which will be a a newly formed wholly-owned subsidiary of the Company under the NRS for the purpose of effecting the change of domicile. The change of domicile will become effective upon the filing of the requisite merger documents in Nevada and Delaware, which filings will occur on the effective date of the Migratory Merger. Following the Migratory Merger, New Company will be the surviving corporation and will operate under the name “Omphalos, Inc.”

On the effective date of the Migratory Merger, (i) each issued and outstanding share of Common Stock of the Company, with par value $0.0001, shall be converted into one share of common stock of New Company, par value $0.0001 (“New Company Common Stock”), and (ii) each outstanding share of New Company Common Stock held by the Company shall be retired and canceled and shall resume the status of authorized and unissued New Company Common Stock.

No certificates or scrip representing fractional shares of New Company Common Stock will be issued upon the surrender for exchange of Common Stock and no dividend or distribution of New Company shall relate to any fractional share, and no fractional New Company Common Stock interest will entitle the owner thereof to vote or to any right of a stockholder of New Company.

At the effective date of the Migratory Merger, New Company will be governed by the Nevada Certificate, the Nevada Bylaws and the NRS, which include a number of provisions that are not present in the Company Articles, the Company Bylaws or the DGCL. Accordingly, as described below, a number of significant changes in shareholders' rights will be affected in connection with the change in domicile, some of which may be viewed as limiting the rights of shareholders.

Upon consummation of the Migratory Merger, the daily business operations of New Company will continue as they are presently conducted by the Company, at the Company's principal executive offices at Unit 2, 15 Fl., 83, Nankan Rd. Sec. 1 Luchu Taoyuan County Taiwan, telephone 011-8863-322-9658. The authorized capital stock of New Company will consist of 120,000,000 shares of common stock, par value $0.0001 ("Nevada Common Stock").

The New Company board of directors will consist of those persons presently serving on the board of directors of the Company. The individuals who will serve as executive officers of New Company are those who currently serve as executive officers of the Company. Such persons and their respective terms of office are set forth below under the caption "Management."

Pursuant to the terms of the Agreement and Plan of Merger, the Migratory Merger may be abandoned by the board of directors of the Company and New Company at any time prior to the effective date of the Migratory Merger. In addition, the board of directors of the Company may amend the Agreement and Plan of Merger at any time prior to the effective date of the Migratory Merger provided that any amendment made may not, without approval by the stockholders of the Company who have consented in writing to approve the Migratory Merger, alter or change the amount or kind of New Company Common Stock to be received in exchange for or on conversion of all or any of the Common Stock, alter or change any term of the Nevada Certificate or alter or change any of the terms and conditions of the Agreement and Plan of Merger if such alteration or change would adversely affect the holders of Common Stock.

Exchange of Share Certificates.

As soon as practicable on or after the change of domicile, the Company’s stockholders of record immediately prior to the change of domicile will be sent detailed instructions concerning the procedures to be followed for submission of certificates representing Common Stock to the Company’s transfer agent, together with a form of transmittal letter to be sent to the transfer agent at the time such certificates are submitted.

After the change of domicile, the transfer agent will deliver to any holder who has previously submitted a duly completed and executed transmittal letter and a certificate representing the Common Stock, a certificate issued by the Company representing an equal number of shares of Common Stock into which such shares of the Common Stock were converted.

After the change of domicile but before a certificate representing Common Stock is surrendered, certificates representing New Company Common Stock will represent the number of shares of Common Stock as a Nevada corporation into which such Common Stock was converted pursuant to the terms of the change of domicile. The Company’s transfer agent will deliver certificates representing the appropriate amount and type of our capital stock in accordance with the stockholder’s instructions for transfer or exchange.

Failure by a stockholder to return appropriate transmittal letters or to surrender certificates representing Common Stock will not affect such person’s rights as a stockholder, as such stockholder’s certificates representing Common Stock following the change of domicile will represent the number of shares of New Company Common Stock as a Nevada corporation into which such Common Stock was converted pursuant to the terms of the change of domicile, and will present no material consequences to the Company.

Capitalization

The authorized capital of the Company, on the Record Date, consisted of 120,000,000 shares of Common Stock, par value $0.0001, 90,195,000 shares of Common Stock were outstanding. The authorized capital of New Company, which will be the authorized capital of the Company after the change in domicile, consists of 120,000,000 shares of Nevada Common Stock, par value $.0001. The change of domicile will not affect total stockholder equity or total capitalization of the Company.

The New Company board of directors may in the future authorize, without further stockholder approval, the issuance of such shares of Nevada Common Stock to such persons and for such consideration upon such terms as the New Company board of directors determines. Such issuance could result in a significant dilution of the voting rights and, possibly, the stockholders' equity, of then existing stockholders.

Significant Changes in the Company's Charter and By-laws to be Implemented by the Change in Domicile

Corporate Name. The change in domicile will effect a change in the Company's name. The name will change from "Soyodo Group Holdings, Inc." to “Omphalos, Inc.”

Significant Differences Between the Corporation Laws of Nevada and Delaware

The Company is incorporated under the laws of the State of Delaware and New Company is incorporated under the laws of the State of Nevada. Upon consummation of the Migratory Merger, the stockholders of the Company, whose rights currently are governed by Delaware law and the Company Articles and the Company Bylaws, which were created pursuant to Delaware law, will become stockholders of a Nevada company, New Company, and their rights as stockholders will then be governed by Nevada law and the Nevada Certificate and the Nevada Bylaws which were created under Nevada law.

Although the corporate statutes of Nevada and Delaware are similar, certain differences exist. The most significant differences, in the judgment of the management of the Company, are summarized below. This summary is not intended to be complete, and stockholders should refer to the DGCL and the Nevada Business Corporation Act ("Nevada law") to understand how these laws apply to the Company and New Lev.

Classified Board of Directors. The DGCL permits any Delaware corporation to classify its board of directors into as many as three classes as equally as possible with staggered terms of office. After initial implementation of a classified board, one class will be elected at each annual meeting of the stockholders to serve for a term of one, two or three years (depending upon the number of classes into which directors are classified) or until their successors are elected and take office. Nevada law also permits corporations to classify boards of directors provided that at least one-fourth of the total number of directors is elected annually. Neither the Company nor New Lev has a classified board.

Removal of Directors. With respect to removal of directors, under the Nevada law, any one or all of the directors of a corporation may be removed by the holders of not less than two- thirds of the voting power of a corporation's issued and outstanding stock. Nevada does not distinguish between removal of directors with and without cause. Under the DGCL, directors of a corporation without a classified board may be removed with or without cause, by the holders of a majority of shares then entitled to vote in an election of directors.

Special Meetings of Stockholders. The DGCL permits special meetings of stockholders to be called by the board of directors or by any other person authorized in the certificate of incorporation or bylaws to call a special stockholder meeting. Nevada law does not address the manner in which special meetings of stockholders may be called. The Company Bylaws provide that special meetings of the stockholders may be called by the Chief Executive Officer or by the Company's board of directors, and must be called by the Chief Executive Officer at the written request of not less than 51% of the issued and outstanding shares of capital stock of the Company. The Delaware Bylaws provide that the Chief Executive Officer or New Lev's board of directors may call a special meeting of the stockholders, and must be called by the Chief Executive Officer at the written request of not less than 51% of the issued and outstanding shares of capital stock of New Lev.

The DGCL also provides that if a corporation fails to hold an annual meeting for the election of directors or there is no written consent to elect directors in lieu of an annual meeting taken, in both cases for a period of thirty (30) days after the date designated for the annual meeting, a director or stockholder of the corporation may apply to the Court of Chancery of the State of Delaware to order an annual meeting for the election of directors.

Cumulative Voting. Cumulative voting for directors entitles stockholders to cast a number of votes that is equal to the number of voting shares held multiplied by the number of directors to be elected. Stockholders may cast all such votes either for one nominee or distribute such votes among up to as many candidates as there are positions to be filled. Cumulative voting may enable a minority stockholder or group of stockholders to elect at least one representative to the board of directors where such stockholders would not otherwise be able to elect any directors.

Nevada law permits cumulative voting in the election of directors as long as the articles of incorporation provide for cumulative voting and certain procedures for the exercise of cumulative voting are followed. A Delaware corporation may provide for cumulative voting in the corporation's certificate of incorporation. The Company opted out of cumulative voting by failing to include a provision granting cumulative voting rights in the Company Articles. New Lev also did not adopt cumulative voting in that the Delaware Certificate does not provide for cumulative voting in the election of directors.

Vacancies. Under the DGCL, subject to the rights, if any, of any series of preferred stock to elect directors and to fill vacancies on the board of directors, vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum. Any director so appointed will hold office for the remainder of the full term of the class of directors in which the vacancy occurred.

Similarly, Nevada law provides that vacancies may be filled by a majority of the remaining directors, though less than a quorum, unless the articles of incorporation provide otherwise. The Company Bylaws and the Delaware Bylaws address the issue of director vacancies in the same manner. Therefore, the change from Nevada law to Delaware law will not alter stockholders' rights with respect to filling vacancies.

Indemnification of Officers and Directors and Advancement of Expenses. Delaware and Nevada have substantially similar provisions regarding indemnification by a corporation of its officers, directors, employees and agents. Delaware and Nevada law differ in their provisions for advancement of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding. The DGCL provides that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. A Delaware corporation has the discretion to decide whether or not to advance expenses, unless its certificate of incorporation or bylaws provides for mandatory advancement. Under Nevada law, the articles of incorporation, bylaws or an agreement made by the corporation may provide that the corporation must pay advancements of expenses in advance of the final disposition of the action, suit or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. Thus, a Nevada corporation may have no discretion to decide whether or not to advance expenses to directors or officers. There is a difference in stockholders' rights with respect to this issue because the Delaware Bylaws provides for the mandatory advancement of expenses of directors and officers while the Company Bylaws do not. In addition, the board of directors of New Lev will be required to indemnify directors and officers. The board of directors of New Lev will retain the discretionary authority to authorize the indemnification of employees and agents, subject to certain conditions under the Delaware law.

Limitation on Personal Liability of Directors. A Delaware corporation is permitted to adopt provisions in its certificate of incorporation limiting or eliminating the liability of a director to a company and its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct, including breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or liability to the corporation based on unlawful dividends or distributions or improper personal benefit. The Delaware Certificate will limit the liability of directors to New Lev to the fullest extent permitted by law.

While Nevada law has a similar provision permitting the adoption of provisions in the articles of incorporation limiting personal liability, the Nevada provision differs in two respects. First, the Nevada provisions applies to both directors and officers. Second, while the Delaware provision excepts from limitation on liability of breach of the duty of loyalty, the Nevada counterpart does not contain this exception. Thus, the Nevada provision expressly permits a corporation to limit the liability of officers, as well as directors, and permits limitation of liability arising from a breach of the duty of loyalty. The Company Articles do not limit the personal liability of directors and officers. The Delaware Certificate limits the personal liability of directors. Officers will therefore remain potentially liable to New Lev. New Lev, however, may determine to indemnify such persons in its discretion subject to the DGCL and the Delaware Certificate.

Dividends. The DGCL is more restrictive than Nevada law with respect to when dividends may be paid. Under the DGCL, unless further restricted in the certificate of incorporation, a corporation may declare and pay dividends, out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In addition, the DGCL provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

Nevada law provides that no distribution (including dividends on, or redemption or repurchases of, shares of capital stock) may be made if, after giving effect to such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or, except as specifically permitted by the articles of incorporation, the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a dissolution to satisfy the preferential rights of preferred stockholders.

Restrictions on Business Combinations. Both the DGCL and Nevada law contain provisions restricting the ability of a corporation to engage in business combinations with an interested stockholder. Under the DGCL, a corporation which is listed on a national securities exchange, included for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders, is not permitted to engage in a business combination with any interested stockholder for a three-year period following the time such stockholder became an interested stockholder, unless (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting (and not by written consent), excluding shares owned by the interested stockholder. The DGCL defines "interested stockholder" generally as a person who owns 15% or more of the outstanding shares of a corporation's voting stock.

Nevada law regulates business combinations more stringently. First, an "interested stockholder" is defined as a beneficial owner (directly or indirectly) of ten percent (10%) or more of the voting power of the outstanding shares of the corporation. Second, the three-year moratorium can be lifted only by advance approval by a corporation's board of directors. Finally, after the three-year period, combinations with "interested stockholders" remain prohibited unless (i) they are approved by the board of directors, the disinterested stockholders or a majority of the outstanding voting power not beneficially owned by the interested party, or (ii) the interested stockholders satisfy certain fair value requirements. As in Delaware, a Nevada corporation may opt-out of the statute with appropriate provisions in its articles of incorporation.

Amendment to Articles of Incorporation/Certificate of Incorporation or Bylaws. In general, both the DGCL and Nevada law require the approval of the holders of a majority of all outstanding shares entitled to vote to approve proposed amendments to a corporation's certificate/articles of incorporation. Both the DGCL and Nevada law also provide that in addition to the vote above, the vote of a majority of the outstanding shares of a class may be required to amend the certificate of incorporation or articles of incorporation. Neither state requires stockholder approval for the board of directors of a corporation to fix the voting powers, designation, preferences, limitations, restrictions and rights of a class of stock provided that the corporation's organizational documents grant such power to its board of directors. Both Nevada law and the DGCL permit, in general, the number of authorized shares of any such class of stock to be increased or decreased (but not below the number of shares then outstanding) by the board of directors unless otherwise provided in the articles of incorporation or resolution adopted pursuant to the certificate of incorporation, respectively.

Actions by Written Consent of Stockholders. Nevada law and the DGCL each provide that, unless the articles/certificate of incorporation provides otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting consents to the action in writing. In addition, the DGCL requires the corporation to give prompt notice of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders who did not consent in writing.

Stockholder Vote for Mergers and Other Corporation Reorganizations. In general, both jurisdictions require authorization by an absolute majority of outstanding shares entitled to vote, as well as approval by the board of directors, with respect to the terms of a merger or a sale of substantially all of the assets of the corporation. The DGCL does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if: (a) the merger agreement does not amend the existing certificate of incorporation; (b) each share of stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the merger; and (c) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed twenty percent (20%) of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger. Nevada law does not require a stockholder vote of the surviving corporation in a merger under substantially similar circumstances.

Officers and Directors

Upon the effective date of the Migratory Merger, the present officers and directors of the Company will continue to be the officers and directors of New Company.

Federal Tax Consequences

The following is a discussion of certain federal income tax considerations that may be relevant to holders of Common Stock who receive New Company Common Stock as a result of the proposed change of domicile. No state, local, or foreign tax consequences are addressed herein.

This discussion does not address the state, local, federal or foreign income tax consequences of the change of domicile that may be relevant to particular stockholders, such as dealers in securities, or Company stockholders who exercise dissenters’ rights. In view of the varying nature of such tax considerations, each stockholder is urged to consult his own tax adviser as to the specific tax consequences of the proposed change of domicile , including the applicability of federal, state, local, or foreign tax laws. Subject to the limitations, qualifications and exceptions described herein, and assuming the change of domicile qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), the following federal income tax consequences generally should result:

•	No gain or loss should be recognized by the stockholders of the Company upon conversion of their Common Stock into Nevada Common Stock pursuant to the change of domicile;

•
The aggregate tax basis of the Nevada Common Stock received by each stockholder of the Company in the change of domicile should be equal to the aggregate tax basis of Common Stock converted in exchange therefor;

•
The holding period of Nevada Common Stock received by each stockholder of the Company in the change of domicile should include the period during which the stockholder held his Common Stock converted therefor, provided such Common Stock is held by the stockholder as a capital asset on the effective date of the change of domicile; and

•	The Company should not recognize gain or loss for federal income tax purposes as a result of the change of domicile.

The Company has not requested a ruling from the Internal Revenue Service or an opinion of counsel with respect to the federal income tax consequences of the change of domicile under the Code. The Company believes the change of domicile will constitute a tax-free reorganization under Section 368(a) of the Code, inasmuch as Section 368(a)(1)(F) of the Code defines a reorganization as a mere change in identity, form, or place of organization of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of February 5, 2008 with respect to the beneficial ownership of the Company’s outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the named executive officers, directors and director nominees; and (iii) our directors, director nominees and named executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned	Percentage of Common Stock (2)
Sheng-Peir Yang	55,347,485	61.3%
Chi Pi Yun	2,049,907	2.3%
Li Shen-Ren	4,099,814	4.5%
All officers and directors as a group (5 persons)	61,497,205	68.2%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Omphalos, Inc. Unit 2, 15 Fl., 83, Nankan Rd. Sec. 1, Luchu Taoyuan Country, Taiwan
(2)
Applicable percentage ownership is based on an assumption of 90,195,000 shares of common stock issued and outstanding as of February 5, 2008. The number of shares beneficially owned by a person includes shares of common stock underlying options or warrants held by that person that are currently exercisable or exercisable within 60 days of February 5, 2008. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently obtainable or obtainable within 60 days of February 5, 2008 by exercise or conversion of other securities are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

Below are the names and certain information regarding the Company's executive officers and directors:

Name	Age	Position
Sheng-Peir Yang	50	Chief Executive Officer, President and Director
Chi Pi Yun	36	Chief Financial Officer
Li Shen-Ren	44	Chief Operating Officer

_____________
Shen-Peir Yang, Chief Executive Officer

Mr. Yang has been President of Omphalos since 1991. He holds a degree in Mechanical Engineering from National Taipei University of Technology.

Chu Pi Yun, Chief Financial Officer

Ms. Yun has been with Omphalos since 2000. During that time she functioned in various accounting related positions. She was appointed our Chief Financial Officer in October 2007. Ms. Yun has done extensive accounting coursework.

Li Shen-Ren, Chief Operating Officer

Mr. Shen-Ren has been with Omphalos since 1997. He has worked primarily in sales and was appointed our Chief Operating Officer in 2007. He holds a degree from the Department of Mechanics at Taiwan Technical University.

Our directors and officers hold office until the earlier of their resignation, or removal or until their successors have been duly elected and qualified.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-KSB and 10-QSB (the "1934 Act Filings") with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material also may be obtained from the Commission at prescribed rates. The Commission also maintains a website that contains reports and other information regarding public companies that file reports with the Commission. Copies of the Company's filings may be obtained free of charge from the Commission's website at http://www.sec.gov.

The following documents as filed with the Commission by the Company are incorporated herein by reference:

1.	Current Report on Form 8-K/Afiled on February 20, 2008

The Company will furnish a copy of any exhibit, or filing of the Company that is incorporated by reference hereto or other information, without charge, upon request by a stockholder to Sheng-Peir Yang, Chief Executive Officer, Soyodo Group Holdings, Inc., Unit 2, 15 Fl., 83, Nankan Rd. Sec. 1, Luchu Taoyuan Country, Taiwan; 011-8863-322-9658.

EXHIBIT INDEX

Exhibit A   Certificate of Amendment to the Certificate of Incorporation

By Order of the Board of Directors

/s/ Sheng-Peir Yang Sheng-Peir Yang Secretary

Dated: March 24, 2008

Exhibit A

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
SOYODO GROUP HOLDINGS, INC.

The undersigned, being the Chief Executive Officer of SOYODO GROUP HOLDINGS, INC., a corporation existing under the laws of the State of Delaware, does hereby certify under the seal of the said corporation as follows:

1. The present name of the corporation (hereinafter called the "Corporation") is Soyodo Group Holdings, Inc. The date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is February 11, 2003.

2. The certificate of incorporation of the Corporation, as previously amended, is hereby amended by replacing Article Fourth in its entirety:

“The total authorized capital stock of the Corporation shall be 120,000,000 shares of Common Stock, par value $0.0001 per share The outstanding shares of Common Stock shall be reverse split on a one-for-three basis, effective as of the effective date of this Certificate of Amendment. The number of authorized, but unissued shares shall not be affected by the reverse stock split. No fractional shares shall be issued in connection with the reverse split and any shareholder who beneficially owns a fractional share of the Corporation's common stock after the reverse stock split, will receive a cash payment in lieu of such fractional share.”

2. The amendment of the certificate of incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and stockholders holding a majority of the outstanding shares of common stock of the Corporation in accordance with the provisions of Sections
141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation, as amended, to be signed by Sheng-Peir Yang, its Chief Executive Officer and Secretary, this * day of March, 2008.

SOYODO GROUP HOLDINGS, INC.

By: ________________ Name: Sheng-Peir Yang Title: Chief Executive Officer